NSAR ITEM 77C


Van Kampen American Capital Municipal Income Trust (VMT)


(a)  A Special Meeting of Shareholders was held on October 23, 1996.

(b) The election of Trustees of Van Kampen American Capital Municipal Income Trust (the "Trust") included:

     None

(c)  The following were voted on at the meeting:

     (1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

          For 21,061,949             Against    488,542

     (2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

          For 13,722,392             Against    614,234

                               NSAR ITEM 77C


Van Kampen American Capital Municipal Income Trust (VMT)


(a)  An Annual Meeting of Shareholders was held on June 28, 1997.

(b) The election of Trustees of Van Kampen American Capital Municipal Income Trust (the "Trust") included:

     Rod Dammeyer and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     (1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

          For  30,588,285            Against    482,351

     (4) For each VK Fund, to Ratify the Selection of KPMG Peat Marwick LLP as Independent Public Accountants for its Current Fiscal Year.

          For  31,207,766            Against    132,517

NSAR ITEM 77O

Van Kampen American Capital Municipal Income Trust
10f-3 Transactions


                                                       Amount of shares
Underwriting #     Underwriting     Purchased From     Purchased           % of Underwriting     Date of Purchase

1                  New York City
                   GO               Smith Barney       5,000,000          0.553%                 04/11/97
